Eversheds Sutherland (US) LLP Exhibit (l)
June 25, 2019
Owl Rock Capital Corporation 399 Park Avenue 38th Floor New York, NY 10022
Re: Owl Rock Capital Corporation Registration Statement on Form N-2
Ladies and Gentlemen:

We have acted as counsel to Owl Rock Capital Corporation, a Maryland corporation (the “Company”), in connection with the preparation and filing of the registration statement on Form N-2 (File No. 333-231946) (as amended from time to time, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under Securities Act of 1933, as amended (the “Securities Act”) relating to the issuance of the Company’s common stock, par value $0.01 per share (the “Shares”), including the Shares that may be sold pursuant to the option granted to the underwriters, to be sold to the underwriters pursuant to an underwriting agreement substantially in the form filed as Exhibit (h) to the Registration Statement (the “Underwriting Agreement”). This opinion letter is being furnished to the Company in accordance with the requirements of Item 25 of Form N-2 under the Investment Company Act of 1940, as amended, and no opinion is expressed herein as to any other matter other than as to the legality of the Shares.

As counsel to the Company, we have participated in the preparation of the Registration Statement and have examined the originals or copies of the following:

(i) The Underwriting Agreement;

(ii) The Charter of the Company (the “Charter”), certified as of a recent date by State Department of Assessments and Taxation of Maryland (the “SDAT”);

(iii) The Bylaws of the Company (the “Bylaws”), certified as of the date of this opinion letter by an officer of the Company;

(iv) A Certificate of Good Standing with respect to the Company issued by the SDAT as of a recent date (the “Certificate of Good Standing”);

(v)   The resolutions of the board of directors of the Company (the “Board”) relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement and (b) the authorization of the offer, issuance, and sale of the Shares pursuant to the Registration Statement, certified as of the date of this opinion letter by an officer of the Company (collectively, the “Resolutions”);

Eversheds Sutherland (US) LLP is part of a global legal practice, operating through various separate and distinct legal entities, under Eversheds Sutherland. For a full description of the structure and a list of offices, please visit www.eversheds-sutherland.com.

June 25, 2019 Page 2

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates of public officials (which we have assumed remain accurate as of the date of this opinion letter) and on a certificate of an officer of the Company. We have not independently established the facts or, in the case of certificates of public officials, the other statements so relied upon.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials have been properly issued. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

This opinion is limited to the effect of the Maryland General Corporation Law (the “MGCL”). Without limiting the preceding sentence, we express no opinion as to any state securities or broker-dealer laws or regulations thereunder relating to the offer, issuance or sale of the Shares.

This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that, when the Underwriting Agreement is duly executed by duly authorized officers of the Company and delivered to the purchasers thereof, and when the Shares, which have been duly authorized, are issued against payment of the agreed consideration therefor in accordance with the Registration Statement, Underwriting Agreement, and Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the Company or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Respectfully submitted,

/s/ EVERSHEDS SUTHERLAND (US) LLP